Exhibit 99.1

ClearSign Technologies Corporation Announces Realignment of Board of Directors to Support Next Phase of Growth

TULSA, Okla., August 8, 2025 -- ClearSign Technologies Corporation (Nasdaq: CLIR) (“ClearSign” or the “Company”), a leader in advanced combustion and sensing technologies that help industrial operators dramatically reduce emissions, increase efficiency and safety, and support the use of cleaner fuels including hydrogen, today announced that Judith S. Schrecker and Catharine M. de Lacy have voluntarily resigned from the Company’s Board of Directors (the “Board”) on August 4, 2025, effective immediately. Following their resignations, the Board size was decreased from six directors to five directors.

“We are grateful to Judy and Catharine for their valuable contributions and thoughtful service during an important chapter of ClearSign’s development,” said Jim Deller, Ph.D., Chief Executive Officer of ClearSign. “We intend to fill this vacancy on the Board in the coming months and, as we enter an exciting new phase of commercialization and growth, we will take this opportunity to realign our Board to ensure that we provide the support needed for ClearSign’s ongoing commercialization and growth objectives.”

About ClearSign Technologies Corporation

ClearSign Technologies Corporation designs and develops products and technologies for the purpose of decarbonization and improving key performance characteristics of industrial and commercial systems, including operational performance, energy efficiency, emission reduction, safety, the use of hydrogen as a fuel and overall cost-effectiveness. Our patented technologies, embedded in established OEM products as ClearSign Core™ and ClearSign Eye™ and other sensing configurations, enhance the performance of combustion systems and fuel safety systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, transport and power industries. For more information, please visit www.clearsign.com.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com